Exhibit 2.1

Plan of Conversion

of

Universal Logistics Holdings, Inc.,

a Michigan corporation,

to

Universal Logistics Holdings, Inc.,

a Nevada corporation

This Plan of Conversion (this “Plan”) sets forth certain terms of the conversion of Universal Logistics Holdings, Inc., a Michigan corporation (the “Michigan Corporation”), to Universal Logistics Holdings, Inc., a Nevada corporation (the “Nevada Corporation”), pursuant to the terms of the Michigan Business Corporation Act (as amended, the “MBCA”) and Chapters 78 and 92A of the Nevada Revised Statutes (as amended, the “NRS”).

Recitals:

A. The Michigan Corporation was incorporated on December 11, 2001.

B. Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 745 of the MBCA and Section 92A.195 of the NRS, the Michigan Corporation will be converted to a Nevada Corporation.

C. The Board of Directors of the Michigan Corporation (the “Board”) has (i) determined that the Conversion (as defined below) is advisable and in the best interests of the Michigan Corporation and its shareholders and recommended the approval of the Conversion by the shareholders of the Michigan Corporation and (ii) approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Articles of Incorporation and the Bylaws of the Nevada Corporation, the Michigan Certificate of Conversion and the Nevada Articles of Conversion (as each is defined below).

D. The shareholders of the Michigan Corporation have approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Articles of Incorporation and the Bylaws of the Nevada Corporation, the Michigan Certificate of Conversion and the Nevada Articles of Conversion.

E. In connection with the Conversion, at the Effective Time (as hereinafter defined), each share of Common Stock, no par value per share (the “Michigan Common Stock”), and each share of Preferred Stock, no par value per share (the “Michigan Preferred Stock”), if any, of the Michigan Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, no par value per share (the “Nevada Common Stock”), and one share of Preferred Stock, no par value per share (the “Nevada Preferred Stock”), respectively, of the Nevada Corporation.

F. The mode of carrying out the Conversion into effect shall be as described in this Plan.

Article I

The Conversion

1.1 Conversion. At the Effective Time (as hereinafter defined), the following shall occur (collectively, the “Conversion”), the Michigan Corporation will be converted to the Nevada Corporation, in accordance with Section 745 of the MBCA and Section 92A.195 of the NRS, and shall be governed by the Nevada Governing Documents (as defined below), whereupon the Michigan Corporation will continue its existence in the organizational form of the Nevada Corporation, which will be subject to the laws of the State of Nevada.

1.2 Certificate of Conversion. The Michigan Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “Michigan Certificate of Conversion”) with the Corporations Division of the Department of Licensing and Regulatory Affairs of the State of Michigan (the “Michigan Filing Office”) and shall file articles of conversion in the form attached hereto as Exhibit B (the “Nevada Articles of Conversion”) and articles of incorporation in the form attached hereto as Exhibit C (the “Nevada Articles of Incorporation”) with the Nevada Secretary of State, and the Michigan Corporation or the Nevada Corporation, as applicable, shall make all other filings or recordings required by the MBCA or the NRS in connection with the Conversion.

1.3 Approval. The Board and the shareholders of the Michigan Corporation have approved and adopted this Plan, and the other documents and transactions contemplated by this Plan, including the Articles of Incorporation and Bylaws of the Nevada Corporation, the Michigan Certificate of Conversion and the Nevada Articles of Conversion.

1.4 Effective Time. The Conversion will become effective upon the filing of the Michigan Certificate of Conversion with the Michigan Filing Office and the Nevada Articles of Conversion and Nevada Articles of Incorporation filed with the Nevada Secretary of State or at a such later time as specified in the Michigan Certificate of Conversion and the Nevada Articles of Conversion (the “Effective Time”).

Article II

Organization

2.1 Nevada Governing Documents. At the Effective Time, the Nevada Articles of Incorporation and the Bylaws of the Nevada Corporation in the form attached hereto as Exhibit D (together with the Nevada Articles of Incorporation, the “Nevada Governing Documents”), shall govern the Nevada Corporation until amended and/or restated in accordance with the Nevada Governing Documents and applicable law.

2.2 Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Michigan Corporation or its shareholders, the members of the Board and the officers of the Michigan Corporation holding their respective offices in the Michigan Corporation existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Nevada Corporation.

Article III

Effect of the Conversion

3.1 Effect of Conversion. At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the MBCA and the NRS. Without limitation of the foregoing, for all purposes of the laws of the States of Michigan and Nevada, all of the rights, privileges, and powers of the Michigan Corporation, and all property, real, personal, and mixed, and all debts due to the Michigan Corporation, as well as all other things and causes of action belonging to the Michigan Corporation, shall remain vested in the Nevada Corporation and shall be the property of the Nevada Corporation, and all debts, liabilities, and duties of the Michigan Corporation shall remain attached to the Nevada Corporation, and may be enforced against the Nevada Corporation to the same extent as if such debts, liabilities, and duties had originally been incurred or contracted by the Nevada Corporation.

3.2 Conversion of Shares. At the Effective Time, by virtue of the Conversion and without any further action by the Michigan Corporation or the shareholders, (i) each share of Michigan Common Stock issued and outstanding immediately before the Effective Time shall be converted into one share of Nevada Common Stock, and all options, warrants or other entitlement to receive a share of Michigan Common Stock shall automatically be converted into an option, warrant or other entitlement to receive a share of Nevada Common Stock and (ii) each share of Michigan Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into one share of Nevada Preferred Stock, and all options, warrants or other entitlement to receive a share of Michigan Preferred Stock shall automatically be converted into an option, warrant or other entitlement to receive a share of Nevada Preferred Stock.

3.3 Effect on Stock Certificates. All of the outstanding certificates representing shares of Michigan Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Nevada Common Stock.

3.4 Effect on Employee Benefit, Equity Incentive or Other Similar Plans. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Michigan Corporation or its shareholders, each employee benefit plan, equity incentive plan or other similar plan to which the Michigan Corporation is a party shall continue to be a plan of the Nevada Corporation. To the extent that any such plan provides for the issuance of Michigan Common Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of Nevada Common Stock.

Article IV

Miscellaneous

4.1 Abandonment or Amendment. At any time prior to the filing of the Certificate of Conversion with the Michigan Filing Office, the Michigan Corporation, by action of the Board of Directors, may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan if, in the opinion of the Board of Directors of the Michigan Corporation, such action would be in the best interests of the Michigan Corporation and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no further force or effect.

4.2 Captions. The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.

4.3 Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.

4.4 Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Michigan.

4.5 Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.